MANAGEMENT AGREEMENT

THIS MANAGEMENT AGREEMENT (this "Agreement") is made and entered into as of the 29th day of March, 2022 (the "Effective Date") by and between **FINTOR INC**, a Delaware Corporation, and their respective subsidiaries who, from time to time own all or any part of the Properties, as defined below (collectively, "Owner") and **PICKET PROPERTY MANAGEMENT, LLC**, a Delaware limited liability company d/b/a ElaraOne Property Management ("Manager"). Owner and Manager may each be referred to as a "party" and collectively as the "parties".

RECITALS

A. WHEREAS, Owner is a real estate company focused on acquiring, developing, and operating single-family residential homes in the United States and is one of several affiliated companies that is or will be retaining the services of Manager (collectively, the "Owner Affiliates");

B. WHEREAS, Manager is a property manager of single-family residential homes across the United States that desires, consistent with its business plan, strategically to expand its services to new markets and property types including specifically those property types owned by the Owner Affiliates and markets operated in or targeted for operations by the Owner Affiliates; and

C. WHEREAS, Owner desires to engage Manager as its agent to manage the Properties (as defined below), and Manager desires to render the services described herein on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties agree as follows:

ARTICLE 1

APPOINTMENT OF MANAGER; MANAGER'S RESPONSIBILITIES

1.01 Properties. For purposes of this Agreement, the term "Properties" shall mean all of the single-family residential properties owned by Owner and the Owner Affiliates from time to time. On the date on which Properties are acquired by Owner and the Owner Affiliates (the "Property Onboarding Date"), the Properties shall automatically become subject to this Agreement. Owner is entering into this Agreement on its behalf and on behalf of the Owner Affiliates and has the power and authority to bind the Owner Affiliates to the terms of this Agreement.

1.02 Appointment of Manager. Subject to the terms of this Agreement, Owner hereby appoints Manager to operate and manage the Properties in the geographically defined metropolitan areas (each such area, a "Subject Geography"), described on Exhibit A, as same may be amended from time to time, and Manager hereby accepts such appointment. Owner agrees that Manager shall be Owner's sole and exclusive provider

for the services described in this Agreement, including, without limitation, property management services, for the Properties. Each and every single-family home owned by Owner and the Owner Affiliates shall be a "Property" that is subject to this Agreement, and, unless Owner and Manager expressly agree in writing to the contrary, no single-family home owned by Owner and the Owner Affiliates shall be managed by any person or entity other than Manager.

1.03 Engagement with and Oversight of Manager Parties. Manager shall be responsible for hiring, contracting with, training, instructing, compensating, discharging, supervising, and/or overseeing employees, contractors, subcontractors, vendors, agents, subagents, brokers, professionals and specialists engaged, employed, or in contract or subcontract with Manager in connection with Manager's responsibilities under this Agreement (collectively, "Manager Parties"). Manager shall use commercially reasonable efforts to ensure that all Manager Parties (a) carry out their responsibilities in a professional and commercially reasonable manner, (b) comply with Applicable Law (as defined below), and (c) comply with all applicable terms of this Agreement.

1.04 Responsibilities of Manager, Generally. Manager shall be responsible for leasing, inspecting, operating, maintaining, and repairing the Properties; interfacing with tenants; collecting, accounting for, and disbursing rent and other funds; keeping Owner informed of matters known to Manager which materially affect the Properties; in each case, on the terms of this Agreement, as set forth in this Article 1 and the following Articles hereof, all in accordance with Applicable Law in all material respects. Manager shall diligently provide the services on behalf of and in the best interest of and for the benefit of, Owner, (i) in accordance with Applicable Laws and the terms hereof, and (ii) in the same manner in which, and with the same care, skill, prudence and diligence with which Manager, or its affiliates, provide similar services with respect to similar assets for third parties; provided, however, that such skill, prudence and diligence shall be consistent with the prevailing standards of the real estate industry as the same pertain to assets similar to the Properties (collectively, the "Accepted Management Practices"). Manager shall use Accepted Management Practices to administer and manage the Properties, including, without limitation, (i) the collection of rents and other amounts payable by tenants, (ii) the payment of all operational expenses relating to the Properties (at Owner's cost to the extent provided for herein), and (iii) the enforcement of regulations and lease terms applicable to the Properties and related tenants, in each case in accordance with Applicable Law and the terms of this Agreement and in Owner's interest. Manager shall use Accepted Management Practices to assist and advise Owner regarding compliance with the terms and conditions of leases with tenants.

1.05 Manager Authority Documentation. Owner shall provide Manager with such limited powers of attorney or certificates of authority in such form reasonably required by Manager as may be required from time to time for performance of Manager's duties under this Agreement.

ARTICLE 2

TENANTS & LEASE

2.01 Leasing. Manager shall use commercially reasonable efforts to maximize the yield from the Properties in a manner compatible with sound administration and maintenance practices as reasonably determined by Manager. Manager shall cause, oversee and direct the advertising of the Properties to prospective tenants, the negotiation and execution of all lease agreements and modifications, renewals, terminations, and other lease-related contracts, in accordance with this Article 2. Manager shall prepare, for approval by Owner, leasing guidelines, which guidelines are expected to vary depending on the geographic market but which shall include target rental rates, permitted concessions and similar items, the form and terms of the leases, minimum and maximum terms, brokerage commissions and the standards for evaluating the credit standing of tenants (as approved, the "Leasing Guidelines"). Leasing Guidelines shall include the requirement that each tenant submit a rental application, including proof of income, and that each tenant will be subject to credit and criminal checks as well as employment, income and residency verification. Manager will promptly notify Owner and obtain Owner's approval prior to executing any lease (or any renewal or extension thereof) on terms which vary from the Leasing Guidelines. Owner may revise the Leasing Guidelines from time to time upon prior written notice to Manager. If in Manager's judgment a reduction in rent below the standard provided in the Leasing Guidelines is advisable, Manager shall submit to Owner a rental rate reduction request.

2.02 Leases and Lease-Related Contracts.

(a) Manager Forms. Manager shall cause all leases and tenant communications to be prepared using Manager's proprietary standard forms (each, a "Manager Form" and collectively, the "Manager Forms").

(b) Execution of Leases. Manager is authorized to cause the execution, delivery and renewal of any and all leases for the Properties on behalf of Owner using Manager Forms.

(c) Utilities Management. Tenants will be enrolled in Manager's utility invoice management program, as may exist from time to time and which may vary by market.

(d) Renter's Insurance. At Manager's election, tenants may be enrolled in Manager's renter's insurance program, as may exist from time to time and which may vary by market. Manager currently requires renters to provide proof of $100,000 of renter's liability insurance coverage to Manager's third-party compliance services provider, and any tenant who fails to provide such proof shall be charged an exemption fee each month such tenant remains out of compliance. Manager shall have the right to force, place or otherwise provide renter's insurance or alternatively charge a tenant an "opt out" fee.

(e) Other Revenue. Manager is authorized to cause the negotiation, execution, and delivery of agreements and arrangements designed to provide revenue to the Owner, in such form and substance as determined by Manager in its discretion.

2.03 Marketing of Properties. Manager shall market all rent ready or near rent ready Properties by listing such Properties with appropriate, lead generating advertising sources. Manager shall be responsible for listing the Properties for rent on Manager's own website and using professional-grade photos and textual property descriptions which show and accentuate the interior and exterior qualities of the Properties. Additionally, Manager or its agents may be a member of the local Multiple Listing Service (the "MLS") and may advertise Properties on the MLS and/or any and all internet sites which are deemed appropriate lead generating advertising sources by Manager. Unless prohibited by homeowner association restrictions or Applicable Law, Manager may use non-electronic marketing methods, including professional-grade leasing signs at each Property. At the sole discretion of Manager, Properties may be marketed under a brand affiliated with Manager.

2.04 Tenant Liaison. Manager shall carry out all necessary administration and management functions with respect to the Properties including collecting rent and other amounts payable by tenants thereof, collecting and segregating deposits under tenant leases in accordance with Applicable Law, and enforcing tenant leases, in each case in accordance with the terms of this Agreement and provided Owner funds are available. Manager shall be responsible for giving (a) required notices and statements to tenants under applicable leases and (b) other notices necessary for the management of the Properties.

2.05 Maintenance Services to Tenants. Manager shall provide the tenants of the Properties (a) maintenance and repair services stipulated in the leases and (b) such other property management and maintenance services deemed prudent by Manager in its reasonable discretion (as described in this Section 2.05 and in Section 3.03 hereto, collectively, the "Maintenance Services").

2.06 Late Charges, Recovery of Payments. Manager shall, as Manager reasonably deems necessary and in accordance with the tenant leases, send appropriate notices of delinquency and apply late charges according to the provisions of each tenant lease. Manager shall use commercially reasonable efforts to demand payment of and collect any amounts that are in arrears from a tenant at any Property, including referral of accounts to third-party collection services. If Manager institutes any legal or equitable proceedings to recover any payments or amounts that are in arrears from a tenant at any Property or any other person or entity with respect to a Property, in each case, as may be permitted hereunder, such proceedings shall be in the name of either Owner, Manager, or Manager's agent, and shall be at Owner's sole expense.

2.07 Compliance with Leases and Applicable Law.

(a) Compliance with Leases. Manager shall do or cause to be done such things which are necessary to ensure compliance by Owner and the Properties with the material terms and conditions of applicable tenant leases.

(b) Compliance with Applicable Law. Manager shall do or cause to be done all such things which are necessary to comply with Applicable Law, as defined in Section 7.09 hereof, in all material respects.

(c) Legal Proceedings. Manager will represent Owner in court for tenant evictions and basic lease disputes. Manager's appearance will be at no additional cost to Owner. Owner will be responsible for payment of all legal fees, filing fees, Manager's travel expenses, and related costs, including, without limitation, the allocated cost of internal legal counsel and legal support, which will be charged to the Owner on a monthly basis and at hourly rates that are equal to or less than the cost for external counsel to perform the same function.

(d) Notices from Tenants. Manager will promptly furnish Owner with copies of all material notices Manager receives from any tenant or other party with respect to a Property or the Properties as a whole.

2.08 Prospective Tenant Showings. Manager will ensure all entries into any of the Properties by or with prospective tenants are conducted in accordance with commercially reasonable methods that include entries that are (a) conducted in-person by a representative of Manager, (b) conducted by a licensed real estate professional that has gained access through the MLS, or (c) screened through Manager's self-showing program.

2.09 Use of Premises. The Properties shall be used exclusively as rental homes. Manager shall not knowingly permit the use of any Property for any purpose which would be in violation of Applicable Law. Manager shall implement and maintain or cause to be implemented and maintained, appropriate systems, procedures and policies necessary for the proper leasing and operation of the Properties, as determined by Manager in its sole discretion according to its professional knowledge and experience.

2.10 Homeowner Associations. Manager may serve as Owner's liaison with any homeowners or community associations ("HOA") of which the Properties may be a part, and Owner hereby authorizes Manager and its agents to receive all notices and other information from such HOA on behalf of Owner and to provide all information that is reasonably requested by any such HOA. Owner shall provide Manager and its agents with such limited powers of attorney as may be required by the HOA from time to time to satisfactorily perform these duties. To the extent a Property is located in an HOA, Manager shall pay any required dues and fees to the HOA on behalf of the Owner, which may be paid in advance at Manager's discretion. Manager may pay these costs on a monthly, quarterly, or annual basis, at its discretion. By the Property Onboarding Date applicable to a Property, Owner shall provide Manager with all necessary information related to the applicable HOA, including without limitation the amount and frequency of

fees, a copy of recorded covenants, and any documentation related to leasing restrictions (collectively, the "HOA Information"). Manager shall have no responsible for a Property purchased with leasing restrictions of any kind. Manager shall not be responsible for compliance with HOA Information applicable to a Property to the extent such information was not provided to Manager by the Property Onboarding Date applicable to such Property. Manager will notify the Owner of any leasing restrictions that are passed by the HOA subsequent to assuming management, to the extent known by Manager.

2.11 Transfer of Management. To the extent that Manager is taking over management of a Property or Properties from another property manager, including Owner if applicable (the "Prior Manager"), Owner shall facilitate the transfer of management to the Manager as reasonably necessary. The Prior Manager shall not be terminated or relieved of responsibilities with respect to any Property until all obligations of this Section 2.11 have been satisfied.

(a) Records. To the extent available, all records related to the Properties and any tenant therein shall be transferred to Manager, including but not limited to copies of deeds, lease agreements, lease applications, and related materials (it being agreed that Manager shall have no responsibility hereunder for liabilities or obligations that arise due to the failure of Owner or the Prior Manager to provide Manager with a complete set of records).

(b) Resident-Facing Transfer Communications. For any Properties with existing tenants, Owner and/or Prior Manager shall make joint efforts with Manager to notify tenants of the change in management prior to the applicable Property Onboarding Date.

(c) Technology. Owner and/or Prior Manager shall assist Manager in transition of systems owned by Owner, such as phone lines and websites, which shall not be discontinued for sixty (60) days following the Effective Date in order to allow transition of control of those systems to the Manager.

(d) HOA Assessments. With respect to a Property that had a Prior Manager, Manager will be responsible for payment of dues, fines and fees on behalf of Owner on the first day of the month following ninety (90) days after the Property Onboarding Date applicable to a Property in respect of dues, fines and fees incurred after such date, and Owner is solely responsible for making such payments of any fines and fees of any kind that are assessed by the HOA prior to that date.

2.12 Management Offices. Any onsite or offsite leasing offices (if any), including vacant or model homes that are utilized for management of the Property, may be used by Manager at its discretion and as necessary for Manager's performance under this Agreement. With respect to vacant and model homes, the Manager shall perform any renovations necessary to return the property to rent-ready conditions, at Owner's expense, and upon completion of such renovations such property shall be added to this Agreement pursuant to Section 1.01 hereof.

2.13 Smart Home Installation. Upon the addition of a Property to this Agreement, Manager shall install smart home technology at the Property (the "Smart Home Technology"). Manager may expand or alter the scope of onboarding smart technology provided to a Property from time to time.

ARTICLE 3

PROPERTY INSPECTIONS, MAINTENANCE AND RENOVATIONS; SERVICE CONTRACTS

3.01 Inspections, Generally. It shall be the duty of Manager during the Term of this Agreement to operate, inspect and maintain the Properties according to commercially reasonable standards and Applicable Law consistent with this Agreement.

3.02 Manager Inspections.

(a) Definition. A "Manager Inspection" shall mean that Manager shall make a thorough visual inspection of each Property to identify any deficiencies, concerns or failures of each Property including, to identify material failures to comply with the health and safety laws. Manager shall produce a report of such inspection, including detailed pictures of any identified issues.

(b) When Required. Manager shall conduct a Manager Inspection:

(i) of a vacant Property within a reasonable time after the Property Onboarding Date applicable to such vacant Property,

(ii) after the termination of a tenant lease and prior to renting any Property to a new tenant (i.e., at each "turnover"); and

(iii) at any other time during the Term of this Agreement as Manager deems reasonably necessary to confirm and ensure the proper condition of any Property.

3.03 Maintenance and Repair of Property. At Owner's expense, Manager shall provide Maintenance Services and otherwise maintain the Properties in accordance with in all material respects industry standards, Applicable Law, and any regulations established by an HOA. Manager shall cause all delegated Maintenance Services to be

completed by licensed contractors carrying proper insurance. Maintenance Services that are self-performed by Manager will be subject to Maintenance Charges as set forth in Exhibit B. Manager is expressly authorized to perform preventative maintenance at Owner's expense. In addition, Manager is expressly authorized to coordinate or make emergency repairs that are necessary for the preservation and safety of the Properties, to avoid the suspension of any service to a Property, or to prevent injury or imminent danger to life or property, at Owner's expense.

3.04 Renovation Services. At Owner's expense, Manager will represent Owner in connection with any renovation or improvement to a Property (collectively, "Renovation"). Renovation shall not include ordinary course or minor maintenance or repairs including the maintenance services described in Section 3.03, for which Manager is otherwise obligated under this Agreement. Renovation shall include major repairs to a Property which require a general contractor or trade professional that Manager is unable to self-perform. All Renovation and any related Construction Management Services (defined below) shall be performed in accordance with Manager's commercially reasonable standards as communicated to Owner from time to time.

3.05 Construction Management Services. In connection with any Renovation or turnover, Manager shall perform the following services (collectively, the "Construction Management Services") on behalf of Owner: develop and implement a renovation or turnover plan in accordance with Manager's commercially reasonable standards; supervise, oversee and administer the Renovation or turnover of the Properties; obtain, or cause to obtain, all necessary governmental permits and approvals; finalize and administer the Renovation or turnover contracts at competitive market rates; if work is not performed by Manager, to hire appropriate professionals when required and negotiate related service contracts; monitor the Renovation or turnover schedule and the quality of workmanship; and obtain from contractors, subcontractors, material suppliers or other consultants all reasonably available guarantees, instructions, equipment manuals and warranties relating to the Renovation or turnover. Contracts entered into pursuant to this Article 3 may be signed by Manager.

3.06 Service Contracts. Manager is hereby expressly authorized to execute in Manager's name and on behalf of Owner contracts for water, electricity, gas, fuel, oil, landscape maintenance, security services, pool maintenance, cleaning, cable TV, telephone, vermin extermination, trash removal and other utilities and services (collectively, "Service Contracts") as deemed necessary or appropriate by Manager in Manager's discretion. The foregoing Service Contracts shall not require Owner's prior approval so long as they are entered into on an arm's length basis on market terms. Owner shall provide Manager with such limited powers of attorney as may be required by the service providers from time to time to satisfactorily perform these duties.

3.07 Procurement. Manager is solely responsible for the procurement of any such equipment, tools, appliances, materials, and supplies (collectively the "Service Materials") as are necessary to properly manage and lease the Properties, including Service Materials needed in performance of Maintenance Services and Construction

Management Services. Service Materials will be purchased on behalf of Owner at Owner's expense. When issuing purchase orders, Manager shall make commercially reasonable efforts to secure for, and shall credit to, Owner any discounts, commissions, or rebates obtained as a result of such purchases.

ARTICLE 4

ACCOUNTS, DISBURSEMENTS AND REPORTING

4.01 Accounts Generally.

(a) Owner shall establish and maintain at an institution of Owner's choosing, in the state where the Property is located if so required by Applicable Law (a) one or more collection accounts (each, a "Rent Deposit Account"), and (b) one or more operating accounts (each, an "Operating Account" and individually and collectively, as the context requires, together with the Rent Deposit Accounts, the "Accounts"). Owner shall grant signing authority and online portal access to Manager for the Accounts. Manager shall establish and maintain at an institution of Owner's choosing and on behalf of Owner, in the state where the Property is located if so required by Applicable Law, in a manner to indicate the custodial nature thereof, (i) to the extent required by Applicable Law, one or more security deposit accounts (each, a "Security Deposit Account" and collectively the "Security Deposit Accounts") solely for the Properties. In no event shall funds in the Accounts be commingled with funds of Manager or any other property managed by Manager and not owned by Owner. From time to time, Manager shall also establish such other special bank accounts as may be required by Applicable Law. Manager shall provide Owner with read-only access to the online banking portal and require a minimum of two (2) authorized signatories, as permitted by Applicable Law, with respect to each Security Deposit Account.

(b) It is anticipated that upon the closing of financing, the Accounts will become subject to a springing deposit account control agreement in favor of lender and the Lender's Cash Management Account (as defined below) will be a blocked account under the sole control of such lender.

4.02 Rent Deposit Account.

(a) From the Tenant. Manager shall use commercially reasonable efforts to collect all rent and other charges due from tenants of the Properties and all other charges or payments otherwise due Owner with respect to the Properties, as required pursuant to this Agreement (collectively, "Rental Income") and, when received, shall deposit such Rental Income in the Rent Deposit Account pursuant to the requirements of this Section. Manager shall also direct tenants to send their rent payments for routing to the applicable Rent Deposit Account. Manager shall request, demand, collect, receive and account for all such Rental Income in

accordance with Article 2 hereof. Manager shall deposit all Rental Income collected in cash or received by check by Manager in the applicable Rent Deposit Account within one (1) business days after receipt thereof. Security deposits shall be held in trust and in the applicable Security Deposit Account in accordance with Applicable Law. The Operating Account shall at all times maintain the Minimum Monthly Balance. As used herein, "Minimum Monthly Balance" means an amount determined by Manager which Owner shall be required to retain in the Operating Account, for the benefit of the Properties. At Manager's discretion, the Minimum Monthly Balance may be increased or decreased from time-to-time, upon thirty (30) days prior written notice to Owner, to reflect the increase or decrease of the number of Properties acquired or sold by Owner, but at no time shall the Minimum Monthly Balance be less than $300 per Property or more than $600 per Property.

(b) From Third Parties. Manager shall collect amounts due to Owner under any agreements entered into by Owner or Manager pursuant to Section 2.03(e) hereof. All such payables collected by Manager shall be deposited in the Rent Deposit Account within one (1) business days after receipt thereof.

(c) Disbursement from Rent Deposit Account. For so long as the Loan Documents (as hereinafter defined) are in effect, no less frequently than every third (3rd) business day, the bank shall cause all funds in the Rent Deposit Account to be swept to an account controlled by the financing parties under the Loan Documents (the "Lender's Cash Management Account"), in accordance with standing wiring instructions therefor. The Loan Documents shall provide that, no less frequently than monthly, funds in the Lender's Cash Management Account shall be disbursed including, at a minimum, in an amount sufficient (i) to pay Manager its Management Fee in accordance with this Agreement, (ii) to fund the Operating Account sufficient to enable Manager to comply with this Agreement and in accordance with the Approved Budget, and (iii) to fund the Minimum Monthly Balance to be held in the Operating Account.

4.03 Operating Account. Manager shall cause to be disbursed solely from the Operating Account regularly and punctually (a) amounts otherwise due and payable as operating expenses of the Properties or as otherwise required under the terms of this Agreement, authorized to be incurred under the terms of this Agreement, including Manager's compensation and all fees set forth in Exhibit B to the extent not paid from the Lender's Cash Management Account in accordance with Section 4.02(c); and (b) the amount of all ad valorem taxes and other impositions levied against the Properties,

including but not limited to any homeowner's association assessments, which shall be paid before delinquent, provided that Owner has notified Manager of such amounts. Any balance remaining in each Operating Account after disbursements have been made and appropriate reserves have been established in excess of the Minimum Monthly Balance shall be disbursed or transferred to Owner. Manager shall maintain a cash flow reconciliation for each calendar month, showing all receipts and disbursements made from each Operating Account for such month (the "Statement of Cash Flows"), and Owner shall have the right at any time upon prior written notice to Manager to direct that any excess cash amounts then held in any Operating Account in excess of the Minimum Monthly Balance at the end of each month be disbursed by Manager to another account designated by Owner. Funds may be disbursed to cover authorized Property expenditures from the applicable Operating Account upon the signature of Manager All payments to be made by Manager hereunder shall be made by check drawn on the Operating Account. Manager shall not be obligated to make any advance to or for the account of Owner or to pay any sums, except out of funds held in the applicable Operating Account maintained under this Section 4.03, nor shall Manager be obligated to incur any liability or obligation for the account of Owner without assurance that the necessary funds for the discharge thereof will be provided. Anything in this Agreement to the contrary notwithstanding, Manager shall not be obligated to make any advance to or for the account of Owner or to pay any sums, nor shall Manager be obligated to incur any liability or obligation for the account of Owner or under this Agreement without assurance that the necessary funds for the discharge thereof will be provided by Owner.

4.04 Security Deposit Accounts. Where Applicable Law requires that tenant security deposits with respect to any Property be separately maintained, a Security Deposit Account will be opened by Manager into which such security deposits shall be deposited. Each Security Deposit Account will be (a) maintained in accordance with Applicable Law and (b) used only for maintaining tenant security deposits. Within three (3) business days of Manager's receipt of a security deposit, it shall deposit same into the Security Deposit Account. Manager shall reconcile a tenant's security deposit, including sending a copy of the move-out inspection and any funds to be returned to such tenant from the Security Deposit Account, in accordance with the timing required by Applicable Law. Funds appropriated from tenant security deposits in accordance with the related lease shall be deposited by Manager into the Rent Deposit Account.

4.05 Reporting. Manager shall prepare for Owner the reports provided for in this Section 4.05, which reports shall be certified by Manager to be true in all material respects and delivered to Owner as provided below and in Exhibit D:

(a) Manager shall prepare and submit to Owner an accrual basis income statement for the operation of the Properties during the prior calendar or fiscal month in a form agreed upon by Owner and Manager and that includes the items below. Such reports are prepared solely for the benefit of Owner. Manager will furnish to the Owner read-only access to the books, records and data of the Properties that is housed on Manager's system.

(b) In addition, Manager shall, on a mutually acceptable schedule and at Owner's request, but not more than one (1) time per month, prepare and submit to Owner such other reports as Owner shall reasonably specify (with any additional non-de minimis expenses to be paid for by Owner), including, but not limited to, the reports set forth on Exhibit D attached hereto and incorporated herein by reference. Owner and Manager shall schedule monthly telephone calls to review the reports. Manager is in the process of developing an online portal and when completed, Owner shall have access to such portal for real time viewing of performance of the portfolio, open maintenance requests and real time rent roll viewing.

(c) Reports expressly provided for in this Agreement shall be prepared at the expense of Manager. In the event Owner requests one or more reports that are not required by this Agreement, Manager can notify Owner of any cost or expense in connection with the preparation of the additional reports and if Owner does not agree in writing to pay the cost of the additional reports, Manager shall not be required to prepare any such reports.

4.06 Records. Manager shall maintain a system of office records, books and accounts relating to the Properties. All such records, including, without limitation, tenant data and leasing files, are the proprietary information of Manager. Owner and its affiliates have a limited license to such records and such records may be used in accordance with Applicable Law. Copies of such records shall belong to Owner and shall be delivered to Owner upon termination or expiration of this Agreement. Owner and other parties designated by Owner shall have at all reasonable times, upon prior notice, access to such records, books and accounts and to all vouchers, files and all other material pertaining to the Properties and this Agreement, all of which Manager agrees to keep available and separate from any records not having to do with the Properties

4.07 Claims for Tax Abatements and Eminent Domain Awards. When requested by Owner from time to time, Manager shall, without charge or reimbursement, except for reasonable out-of-pocket expenses actually incurred, render advice and assistance to Owner in the negotiation and prosecution of all claims for the abatement of property and other taxes affecting any Property and for awards for taking by eminent domain affecting any Property.

4.08 Software. Manager will use Manager's property management software to conduct all day-to-day property management operations and accounting functions.

4.09 Insufficient Receipts. If at any time the amounts on deposit in the Owner's Account shall not be sufficient to pay all costs which may be incurred with respect to the Properties, Manager shall not be obligated to pay said expenses and charges from its own funds. Manager shall notify Owner upon awareness of a cash shortage or pending cash shortage and Owner shall have 10 business days to remedy such shortage.

4.10 Expense Reimbursement. Owner shall not be obligated to reimburse Manager for any obligations or expenses resulting from the fraud or willful misconduct

of Manager, nor for the failure of Manager to perform its obligations and duties under this Agreement, in each case, as determined in a final non-appealable judgment of a court of competent jurisdiction. Notwithstanding anything herein to the contrary, in no event shall Manager be entitled to reimbursement amounts unless incurred in connection with its performance of this Agreement.

4.11 Budget. Using a mutually agreed upon form of budget, Manager and Owner shall collaborate with one another to prepare one or more operating and capital improvement budgets for the operation and management of the Properties owned by Owner as of the date of preparation of such budget (collectively, the "Budget"), setting forth, on a month-by-month basis, in reasonable detail, each line item of Manager's and Owner's good faith estimate of anticipated Rental Income, other recurring income and operating expenses for the applicable fiscal year. Manager and Owner will work to prepare the Budget at least ninety (90) days before the end of each fiscal year, and shall be in a format mutually acceptable to both Manager and Owner. Notwithstanding the foregoing, until the last day of the calendar year that is two (2) years after a Property is first added to this Agreement, the Budget shall be the Inertia Decision Science Budget, as such term is defined in the Services Agreement. Thereafter, it is anticipated by Owner and Manager that there will be a separate Budget for each Subject Geography. The Budget and any modifications thereto are subject to approval by Owner within sixty (60) days after receipt, and if Owner fails to approve the Budget (or any modifications thereto) within such sixty (60) day period, such Budget (or modification) shall be deemed disapproved. Once the Budget is approved by Owner (an "Approved Budget"), Manager will use commercially reasonable efforts to operate the Properties owned as of the date of the Approved Budget, in accordance with the Approved Budget, as the same may be modified from time to time with respect to Properties acquired after the date of the Approved Budget. The Approved Budget shall not be changed, updated or revised without Owner's prior approval. Manager shall not make expenditures for the operation, maintenance or improvement of the Properties in any year except within the categories and amounts contained in the Approved Budget for that year, unless (a) such expenditure is specifically authorized under any of the other provisions of this Agreement; (b) Manager first obtains Owner's written approval of such expenditure; (c) such expenditure relates to a line item per the Approved Budget, but the payment thereof creates a cumulative increase for a summary category of not greater than ten percent (10%); or (d) such expenditure is in excess of the line item in the Approved Budget for utility expenses due to utility rate increases. If the Approved Budget is not provided to Manager by the commencement of the applicable fiscal year, Manager shall continue to operate and manage the Properties in accordance with the Approved Budget for the preceding fiscal year plus 5%. Until preparation of the next annual Budget, any Property acquired by Owner after the implementation of the current annual Approved Budget shall be subject to a separate budget to be approved by Owner and Manager from time to time.

ARTICLE 5

MANAGER'S FEES

5.01 Manager Fee Schedule. In consideration of Manager's covenants and services hereunder, Owner shall pay to Manager the Monthly Management Fee, Leasing Fee, and any other Manager fees or compensation set forth in the Manager Fee Schedule attached hereto as Exhibit B (collectively, the "Management Fees").

5.02 Monthly Gross Collections. "Monthly Gross Collections" shall include the entire amount of Rental Income, including without limitation all receipts, determined on a cash basis, from tenant rentals collected pursuant to tenant leases for each month during the term hereof, any rental or security deposits forfeited by tenants to the extent applied to tenant charges, proceeds from any insurance for loss of rental income, and including amounts collected on behalf of Owner under any agreements entered into by Owner or Manager pursuant to Section 2.02(e) hereof, but excluding those amounts collected and representing the Additional Fees (as defined in Exhibit B hereto) itemized on Schedule I to Exhibit B hereto that are payable to the Manager in full. Monthly Gross Collections shall not include proceeds from the refinancing of any loan or any voluntary conversion, sale, exchange or other disposition of any Property or any portion thereof; casualty insurance proceeds (except for any insurance for loss of rental income, as described above); proceeds of condemnation awards; any deposits including security, pet, damage or cleaning deposits, any forfeited deposits (except to the extent any such deposit is applied to tenant charges); interest on investments or otherwise; abatement of taxes; discounts and dividends on insurance policies; other income not related to Manager's management of the Properties; and other items for which Manager is receiving a separate fee, to the extent of the amount received.

ARTICLE 6

TERM AND TERMINATION

6.01 Term. This Agreement shall be effective as of the Effective Date and shall continue in full force and effect for six (6) months, unless terminated by either party as more particularly set forth in this Article 6.

6.02 Termination and Default. Upon the termination of this Agreement, Manager shall use commercially reasonable efforts to (a) deliver all documents and items, including any keys, codes, financial statements, invoices, or other information relating to the management of the Properties which Manager possesses as a result of this Agreement; (b) cooperate with Owner to accomplish an orderly transfer and transition of the management of the Properties to a party designated by Owner; and (c) transfer to Owner (or its designee) all security deposits that Manager has in its possession relating to the Properties and all Rental Income (net of any fees or reimbursements owed to Manager).

6.03 Termination Without Cause; Termination Fee. Owner may terminate this Agreement for any reason or no reason at any time upon delivery of at least sixty (60) days' prior written notice of such termination to Manager. Manager may terminate this Agreement for any reason or no reason at any time upon delivery of at least ninety (90) days' prior written notice of such termination to Owner. Notwithstanding the foregoing, if Owner terminates this Agreement without Cause during the first six (6) months of the term (the "Termination Fee Period"), in recognition of the level of effort required by Manager to optimize the performance of the Properties and the commitment of resources and capital by Manager to the management of the Properties, Owner shall be subject to a termination fee to reimburse Manager for such effort, commitment, and capital (the "Termination Fee"). The Termination Fee shall be calculated as of the date this Agreement is terminated and shall equal the the average monthly Management Fee received by Manager under this Agreement through the termination date, multiplied by the lesser of (y) six (6), or (y) the number of full calendar months that remain in the Termination Fee Period for the period that follows the termination date.

6.04 Termination.

(a) Termination for Cause by Owner. Owner shall have the right to terminate this Agreement upon any of the following: (i) if Manager materially breaches this Agreement and such breach shall continue for a period of thirty (30) days after written notice thereof specifying such breach and requesting the same be remedied in such thirty (30) day period (or ninety (90) days after written notice of such breach if Manager takes steps to cure such breach within thirty (30) days of the written notice); (ii) Manager engages in fraud, misappropriation of funds, or embezzlement against Owner that results in direct, uncompensated harm to Owner; (iii) there is an event of any bad faith, willful misconduct, or gross negligence on the part of Manager in the performance of its duties under this Agreement that results in direct, uncompensated harm to Owner; (iv) there is a commencement of any proceeding relating to Manager's bankruptcy or insolvency which is not stayed within sixty (60) days, including an order for relief in an involuntary bankruptcy case or Manager authorizing or filing a voluntary bankruptcy petition; (v) there is a dissolution of Manager; or (vi) Manager is convicted of a felony (including a plea of nolo contendere) (each of the foregoing, a "Manager Cause Event"). If Manager contests whether a Manager Cause Event has occurred, a Manager Cause Event will not be deemed to have occurred until so determined by a court of competent jurisdiction.

(b) Termination for Cause by Manager. Manager shall have the right to terminate this Agreement and to receive the Termination Fee upon any of the following: if (i) Owner materially breaches this Agreement and such breach shall continue for a period of thirty (30) days after written notice thereof specifying such breach and requesting the same be remedied in such thirty (30) day period (or ninety (90) days after written notice of such breach if Owner takes steps to cure such breach within thirty (30) days of the written notice); (ii) there is an event of any fraud, bad faith, intentional violation, willful misconduct, or gross negligence on the part of Owner in the performance of its obligations under this Agreement; (iii) there is a commencement of any proceeding relating to Owner's bankruptcy or insolvency which is not stayed within sixty (60) days,

including an order for relief in an involuntary bankruptcy case or Owner authorizing or filing a voluntary bankruptcy petition; (iv) there is a dissolution of Owner, or (v) termination for cause by Manager or any of its affiliates of any other property management agreement entered into by Manager or any of its affiliates with Owner or any of its affiliates.

ARTICLE 7

GENERAL PROVISIONS

7.01 Responsibilities. Except as permitted under this Agreement, all rents and other amounts collected by or held by Manager under this Agreement shall be held in accordance with this Agreement and shall not be commingled with the funds of Manager or any third-party.

7.02 Manager Licenses and Qualifications. Manager shall be fully licensed and qualified to manage the Properties, to the extent required by Applicable Law, and shall take any training courses reasonably required to maintain such licensure at its own expense.

7.03 Independent Contractor. This Agreement is not one of general agency by Manager for Owner, but rather is one with Manager engaged independently in the business of managing the Properties as an independent contractor. Nothing herein shall constitute or be construed to be or create a partnership, joint venture, agency, employer/employee or other relationship between Owner and Manager. Manager is not a general agent of Owner and, except as expressly provided in this Agreement, Manager may not contract for or otherwise bind Owner. Without limitation of the foregoing, in no event shall Manager have the right to enter into any contract or agreement which may be binding upon Owner or the Properties, except as permitted by this Agreement or as otherwise approved by Owner.

7.04 Employment of Personnel. Manager or Manager's agent shall investigate, hire, pay, supervise and discharge the Manager Parties in Manager's discretion. No Manager Parties shall be deemed employees of Owner, and Owner shall have no rights with respect to or responsibility for the supervision or direction of any Manager Parties. The gross salaries and other incentive compensation payments, including payroll taxes, insurance, worker's compensation and other employee benefits of employees of Manager shall be solely the responsibility of Manager. During the term of this Agreement and for a period of one year after the termination of this Agreement, Owner shall not, and will cause its affiliates not to, directly or indirectly, (A) cause, induce, or attempt to cause or induce any employee, agent, or independent contractor of the Manager or its affiliates to terminate such relationship; (B) in any way interfere with the relationship between the Manager or any of its affiliates with any of its or their respective employees, agents, or independent contractors; or (C) hire, retain, employ, or otherwise engage or attempt to hire, retain, employ, or otherwise engage as an employee, independent contractor, or

otherwise, any employee, agent, or independent contractor of Manager or any of its affiliates.

7.05 Manager Insurance; Third Party Provider Insurance.

(a) Manager Insurance. Manager shall (i) at the expense of Manager, obtain and maintain the insurance described on Exhibit C attached hereto and incorporated herein by reference, and (ii) obtain and maintain such other insurance as is reasonably required by Owner or any lender extending credit to Owner that is secured by a mortgage on the Properties or an interest in Owner, provided that if Manager does not already maintain such coverage, the cost thereof shall be at Owner's expense. Manager shall provide to Owner a written certificate and endorsements from the carrier reflecting that Manager's insurance is effective in accordance with and in compliance with this Agreement and will not be canceled without at least thirty (30) days prior written notice to Owner. Owner and any lender shall be named as additional insureds under Manager's commercial general liability policy.

(b) Manager's Reporting of Claims. Manager agrees to report to Owner and Owner's insurance carrier (requesting coverage therefor) incidents it has knowledge of with respect to any casualty, loss, injury, claim or damage or loss to any Property or persons if a claim has been, or is reasonably expected to be, made against Owner. Manager will cooperate with Owner and Owner's insurance carrier on loss control inspections, responding to recommendations, and other safety issues.

(c) Third Party Insurance. Manager shall ensure that all service providers, contractors or other providers that are engaged by Manager and providing services to a Property have appropriate insurance, as reasonably determined by Manager at the time such party is engaged and Manager shall use commercially reasonable efforts to ensure such insurance is maintained by such parties while they continue to work at the Property. Any certificates of insurance of such service providers, contractors or other providers that are obtained by Manager shall be maintained by Manager in a reasonable manner.

7.06 Property Insurance. Unless otherwise agreed to in writing by Manager and Owner, the Owner is solely responsible for maintaining property and liability insurance coverage on the Properties. If the Owner's general liability policy does not automatically include the Manager as an additional insured, Owner agrees to list the Manager as an additional insured on any and all liability insurance policies maintained by Owner with insurance to that effect. Owner is solely responsible for determining the type and amount of coverage with respect to property damage, and does so at its own risk. Owner shall obtain and maintain insurance that at least satisfies the insurance requirements set forth on Exhibit C hereto. Owner will furnish to Manager certificates of insurance or other proof evidencing such required insurance coverage. Owner shall keep

Manager informed of the insurance coverage and appropriate notification processes for each carrier, in writing.

7.07 Waiver of Subrogation. If applicable, Manager shall have its respective insurance carriers waive any right to subrogation that such companies may have against Owner or Manager, as the case may be, so long as the insurance is not invalidated thereby.

7.08 Intellectual Property. Manager and/or its affiliates ("IP Owner") own and hold all right, title and interest in and to the Manager's Forms and all underlying data compilations and information, including without limitation, all patents, trademarks, copyrights and trade secrets, notwithstanding that portions of the Manager's Forms may be derived in whole or in part from publicly available sources. All of Manager's Forms are the proprietary intellectual property of IP Owner, whether or not marked with a copyright or trademark symbol, and may not be used without the express written approval of Manager or its duly-appointed affiliate. Upon termination of this Agreement, Manager, on behalf of IP Owner, grants Owner a limited license to continue each lease only through termination of that lease, including any renewal period. No other license to use the Manager's Forms, or the trade name or marks associated with any brand affiliated with Manager, is granted under this Agreement.

7.09 Compliance with Applicable Law. Manager shall comply in all material respects with all federal, state and local statutes, laws, constitutions, codes, rules, regulations and ordinances governing or relating to its responsibilities hereunder (collectively, "Applicable Law"). Manager acknowledges and agrees that it has sole responsibility for identifying and complying with Applicable Law in all material respects. Manager shall timely obtain and maintain in all material respects all professional licenses and permits required by law or regulation in connection with the management and operation of the Properties.

7.10 Legal Counsel. Manager may employ, and Owner shall reimburse Manager for, legal counsel in each relevant jurisdiction (which may be in-house counsel) in order to protect and represent the Properties and Owner's interest therein; provided, however, that Manager shall not be permitted to incur external legal fees or enter into settlements in excess of Ten Thousand Dollars ($10,000.00) to be borne by the Owner, or involving the use and enjoyment of any Property, unless otherwise approved by Owner (such approval not to be unreasonably withheld, conditioned or delayed).

7.11 Indemnification.

(a) Owner Indemnification. Owner shall indemnify, defend and hold harmless Manager and each of its affiliates and each of their respective partners, shareholders, members, directors, officers, employees and other agents (each, a "Manager Indemnified Party") from and against any claims, actions, liabilities, damages and expenses (including without limitation reasonable attorneys' fees and expenses) (collectively, "Losses") incurred and arising out of or related to the Properties or Manager's performance of its

obligations hereunder, including those arising out of (i) a material breach by Owner of any representation, warranty, covenant, or agreement of Owner contained in this Agreement, (ii) acts or omissions constituting bad faith, fraud, willful misfeasance, gross negligence, or reckless disregard of duties in connection with the performance by Owner of its obligations under this Agreement, and (iii) any pending or threatened action, suit, proceeding or claim arising out of or in connection with acts or omissions of Manager in its capacity as Manager acting pursuant to this Agreement. Notwithstanding the foregoing, the foregoing indemnification shall not apply with respect to any matter for which Manager has agreed to indemnify Owner or an Owner Indemnified Party pursuant to Section 7.11(b).

(b) Manager Indemnification. Manager shall indemnify, defend and hold harmless Owner and its affiliates and each of their respective partners, shareholders, members, directors, officers, employees and other agents (each, an "Owner Indemnified Party") from and against any and all Losses, arising out of or due to: (i) a material breach by Manager of any obligation contained in this Agreement; (ii) acts or omissions constituting bad faith, fraud, willful misfeasance, or gross negligence by Manager in the performance of its obligations under this Agreement; (iii) any actions outside the scope of Manager's authority under this Agreement when, with respect to such actions, Manager did not have a good faith and reasonable belief that such actions were within Manager's authority hereunder; or (iv) any claim made by any employee of Manager (except for any claim covered by worker's compensation or covered under Owner's property insurance or otherwise related to a personal injury claim by such employee).

(c) Manager's indemnification obligations under Section 7.11(b) of this Agreement shall not apply with respect to (i) any matter for which Owner has agreed to indemnify Manager or a Manager Indemnified Party pursuant to Section 7.11(a).(i), (ii) or (iii), (ii) Manager's compliance with this Agreement or Owner's express instructions, or (iii) Owner's breach of this Agreement, including, but not limited to, Owner's obligation to make funds available for payment of costs and expenses and to pay costs and expenses. Furthermore, the indemnification obligation under Section 7.11(b) is conditioned upon and subject to: (1) the Owner Indemnified Parties incurring actual Losses; and (2) any required indemnification payment by Manager with respect to a claim shall be limited to the greater of (x) the amount of insurance coverage available for such claim and (y) an amount equal to the total Management Fees received by Manager pursuant to this Agreement over the preceding twelve (12) month period, annualized with respect to any claim made during the first one year period following the Effective Date.

(d) The provisions of this Section 7.11 shall survive termination of this Agreement.

7.12 Rental Registrations. At Owner's expense and provided Owner provides Manager with all applicable information requested by Manager, Manager will use no less than commercially reasonable efforts to obtain any state or local rental license or permit required to rent each Property.

7.13 Taxes; Property Compliance; Owner Responsibility. Except as otherwise expressly stated herein (e.g., insurance, which Owner shall pay directly), Manager shall be responsible for making all payments on behalf of Owner for all taxes, rental registration fees and other costs associated with the ownership of the Properties in accordance with this Agreement.

ARTICLE 8

REPRESENTATIONS AND WARRANTIES

8.01 Manager Representations. In order to induce Owner to enter into this Agreement with Manager, Manager hereby represents and warrants to and in favor of Owner as follows:

a) Manager is qualified and licensed, to the extent required by Applicable Law, to manage and act as leasing agent for real estate and interests therein in the states where the Properties are located and to perform all obligations of Manager hereunder.

b) Manager is a limited liability company, duly formed, validly existing and in good standing in the jurisdiction of its formation, and qualified to do business in, each of the states where any Property is located.

c) Manager has the requisite limited liability company power and authority to enter into and perform the terms of this Agreement; the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by Manager, and no other limited liability company action on the part of Manager is necessary in order to permit Manager to consummate this Agreement or the transactions contemplated hereby. This Agreement constitutes the valid and binding obligation of Manager, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to enforcement of creditors' rights generally.

d) No approval, consent, order or authorization of or designation, registration or declaration with any governmental agency or authority is required to be obtained by Manager in connection with the execution and delivery of and compliance with this Agreement by Manager.

e) Neither the execution, delivery or performance by Manager of this Agreement nor any of the transactions contemplated hereby will conflict with, or will result in a breach of, or will constitute a default under, (a) the certificate of formation or operating agreement of Manager, (b) any judgment, statute, rule, order, decree, writ, injunction or regulation of any governmental agency or authority to which Manager is bound, or (c) any written agreement by which Manager may be bound.

f) Manager has not (a) made a general assignment for the benefit of its creditors or (b) admitted in writing its inability to pay its debts as they mature. There is

not pending any case, proceeding or other action seeking reorganization, arrangement, adjustment, liquidation, dissolution or recomposition of Manager or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking appointment of a receiver; trustee, custodian or other similar official for it or for all or any substantial part of its property.

g) Manager and, to Manager's knowledge, the persons holding direct and indirect ownership interests in Manager have not been and are not now: (i) a person with whom a United States citizen, entity organized under the laws of the United States or its territories or entity having its principal place of business within the United States or any of its territories (collectively, a "U.S. Person"), is prohibited from transacting business of the type contemplated by this Agreement, whether such prohibition arises under United States law, regulation, executive orders and lists published by the Office of Foreign Assets Control, Department of the Treasury ("OFAC") (including those executive orders and lists published by OFAC with respect to persons that have been designated by executive order or by the sanction regulations of OFAC as persons with whom U.S. Persons may not transact business or must limit their interactions to types approved by OFAC "Specially Designated Nationals and Blocked Persons") or otherwise, (ii) a person with whom a U.S. Person, including a United States Financial Institution as defined in 31 U.S.C. 5312, as periodically amended ("Financial Institution"), is prohibited from transacting business of the type contemplated by this Agreement, whether such prohibition arises under United States law, regulation, executive orders and lists published by the OFAC (including those executive orders and lists published by OFAC with respect to Specially Designated Nationals and Blocked Persons) or otherwise, (iii) a person under investigation by any governmental authority for, or charged with, or convicted of, money laundering, drug trafficking, terrorist-related activities, any crimes which in the United States would be predicate crimes to money laundering, or any violation of any Anti-Money Laundering Laws, (iv) a person assessed civil or criminal penalties under any Anti-Money Laundering Laws, or (v) a person whose funds are or have been subject to seizure or forfeiture in any action under any Anti-Money Laundering Laws. For purposes of this Agreement, the term "Anti-Money Laundering Laws" shall mean all applicable laws, regulations and sanctions, state and federal, criminal and civil, that: (w) limit the use of and/or seek the forfeiture of proceeds from illegal transactions; (x) limit commercial transactions with designated countries or individuals believed to be terrorists, narcotics dealers or otherwise engaged in activities contrary to the interests of the United States; (y) require identification and documentation of the parties with whom a financial institution conducts business; or (z) are designed to disrupt the flow of funds to terrorist organizations.

8.02 Owner Representations. In order to induce Manager to enter into this Agreement with Manager, Owner hereby represents and warrants to and in favor of Manager as follows:

a) Owner is a limited liability company, duly formed, validly existing and in good standing in the jurisdiction of its formation, and qualified to do business in, each of the states where any Property it owns is located.

b) Owner has the requisite organizational power and authority to enter into and perform the terms of this Agreement; the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by Owner, and no other organizational action on the part of Owner is necessary in order to permit Owner to consummate this Agreement or the transactions contemplated hereby. This Agreement constitutes the valid and binding obligation of Owner, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to enforcement of creditors' rights generally. Owner has good and marketable fee simple legal and equitable title to the real property comprising the Properties, subject to customary liens which would not reasonably be expected, individually or in the aggregate, to interfere with the intended use or operation of the Properties or otherwise have a material adverse effect on the use, operation or profitability of the Properties.

c) No approval, consent, order or authorization of or designation, registration or declaration with any governmental agency or authority is required to be obtained by Owner in connection with the execution and delivery of and compliance with this Agreement by Owner.

d) Neither the execution, delivery or performance by Owner of this Agreement nor any of the transactions contemplated hereby will conflict with, or will result in a breach of; or will constitute a default under, (a) the certificate of formation or operating agreements of Owner, (b) any judgment, statute, rule, order, decree, writ, injunction or regulation of any governmental agency or authority to which Owner is bound, or (c) any written agreement by which Owner may be bound.

e) Owner has not (a) made a general assignment for the benefit of its creditors or (b) admitted in writing its inability to pay its debts as they mature. There is not pending any case, proceeding or other action seeking reorganization, arrangement, adjustment, liquidation, dissolution or recomposition of Owner or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking appointment of a receiver; trustee, custodian or other similar official for it or for all or any substantial part of its property.

f) Owner and, to Owner's knowledge, the persons holding direct and indirect ownership interests in Owner have not been and are not now: (i) a person with whom a U.S. Person is prohibited from transacting business of the type contemplated by this Agreement, whether such prohibition arises under United States law, regulation, executive orders and lists published by OFAC (including those executive orders and lists published by OFAC with respect to Specially Designated Nationals and Blocked Persons or otherwise, (ii) a person with whom a U.S. Person, including a Financial Institution, is prohibited from transacting business of the type contemplated by this Agreement, whether such prohibition arises under United States law, regulation, executive orders and lists published by OFAC (including those executive orders and lists published by OFAC with respect to Specially Designated Nationals and Blocked Persons) or otherwise, (iii) a person under investigation by any governmental authority for, or charged with, or

convicted of, money laundering, drug trafficking, terrorist-related activities, any crimes which in the United States would be predicate crimes to money laundering, or any violation of any Anti-Money Laundering Laws, (iv) a person assessed civil or criminal penalties under any Anti-Money Laundering Laws, or (v) a person whose funds are or have been subject to seizure or forfeiture in any action under any Anti-Money Laundering Laws.

8.03 Confidentiality. Neither Manager nor Owner, nor any of their respective employees, agents, or representatives, shall speak to any members of the media, industry representatives, trade groups, or the like, or make any public announcement concerning the negotiation or consummation of this Agreement or of any of the terms of this Agreement, without the other party's prior written consent, which consent may be granted or denied in that party's sole discretion. "Confidential Information" includes, without limitation, (i) any confidential or proprietary information that relates to disclosing party or its affiliates and their respective business, products, services, research, methods, policies, procedures, software, databases, systems, financial plans, marketing, strategies, initiatives, investors, or partners that is disclosed to receiving party; (ii) the existence of this Agreement and its terms, as amended, supplemented or otherwise modified from time to time; (iii) confidential or proprietary information of disclosing party or its affiliates provided to receiving party prior to the date hereof in connection with this Agreement; (iv) any information disclosed to receiving party by third parties at the direction of disclosing party; and (v) any other information, data, or analysis that is confidential or proprietary to disclosing party or its affiliates that is disclosed to receiving party. Confidential Information may be in written, oral, or electronic form and includes any materials prepared by receiving party or its representatives that contain or are derived from Confidential Information of disclosing party. Confidential Information excludes information that (a) was or becomes generally available to the public other than as a result of a prohibited disclosure by the receiving party or any of its representatives or affiliates, (b) was or becomes lawfully and independently provided to the receiving party or any of its representatives or affiliates from a third party who was not known by it or its representatives or affiliates to be subject to an obligation of confidentiality to the disclosing party, (c) was in the possession of the receiving party or any of its representatives or affiliates prior to the receipt thereof from the disclosing party, (d) was independently developed by the receiving party or any of its representatives or affiliates without reference to the Confidential Information of the disclosing party, (e) is required to be disclosed by law, regulation, supervisory authority, judicial or governmental order, subpoena or other legal process or (f) is proprietary information that belongs to both Owner and Manager. Each party will protect and keep confidential the Confidential Information of the other party in accordance with prudent business practices and will use the same degree of care to protect the other party's Confidential Information that it uses to protect its own confidential information of a similar type. Except as may be required by Applicable Law or the enforcement or performance of this Agreement, including, the marketing, leasing, and property management of the Properties as contemplated by this Agreement, neither party nor any of its representatives shall disclose any Confidential Information of the other party without the other party's prior written consent, which

consent may be granted or denied in such party's sole discretion. Owner may not use Manager's name, or its brand names, for marketing, fundraising, or any other purposes, without the prior express and written approval of Manager.

ARTICLE 9

MISCELLANEOUS

9.01 Successors and Assigns. This Agreement and all of its terms and provisions shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns. Without limiting any of the foregoing, neither Owner nor Manager shall have the right to assign this Agreement; provided, that Manager may from time to time and at its sole discretion assign one or more of the duties hereunder to an affiliated property management company through a subservicing agreement or similar construct.

9.02 Notices. All notices, approvals, and other communications required or permitted to be delivered hereunder must be in writing and must be sent by email, a recognized private courier company or by United States mail, registered or certified, return receipt requested, postage prepaid, addressed to Owner, or Manager, as the case may be, to the following addresses:

Owner:

Farshad Yousufi
____

Fintor Inc
____

____

____

____

With a copy to:

____

____

____

____

____

Manager: ElaraOne Property Management
318 1st Avenue S, Suite 310
Seattle, WA 98104
Attn: Hench LeMaistre
Email: hench@pickethomes.com

Either party may change its address by notice to the other parties. Such notices, approvals and other communications shall be deemed delivered and received by the respective parties on the earlier of (i) five (5) days after being placed with a private carrier or in the United Sates mail in accordance with this Section 9.02, (ii) one (1) business day after such notice is sent electronically to the email address provided in this Section 9.02, or (iii) actual receipt (or refusal to accept delivery) by Owner or Manager.

9.03 Entire Agreement. This Agreement, together with any exhibits hereto, constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and thereof, and supersede any prior agreement or understanding among the parties hereto with respect to the subject matter hereof or thereof.

9.04 Force Majeure. Manager shall not be liable in any way to Owner or any third party for the failure of Manager to perform or delay in performing under this Agreement (and Manager may suspend or terminate all or any portion of its obligations under this Agreement, which will not, for certainty, be considered a Manager Cause Event) if such failure to perform or delay in performing results directly or indirectly from or is based upon, any force majeure event, including, without limitation, any acts of God, strikes, lockouts, boycotts, blockades, riots, acts of war, terrorism, rebellion, insurrection, epidemics, pandemics, fire, communication line failures, computer viruses, power failures, earthquakes or any other similar cause or event beyond the reasonable control of Manager.

9.05 Heading. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

9.06 Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without giving effect to the provisions, policies or principles thereof relating to choice or conflict of laws.

9.07 Severability. In case any one or more of the provisions contained in this Agreement or any application thereof shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and other application thereof shall not in any way be affected or impaired thereby.

9.08 Third Party Beneficiaries. Any provision herein to the contrary notwithstanding, it is agreed that none of the provisions of this Agreement shall be for the benefit of or enforceable by any party other than the parties to this Agreement.

9.09 Limitation of Recourse. Notwithstanding anything to the contrary contained herein, no officer, director, shareholder, member, manager, beneficial owner, trustee, partner, Affiliate, employee, participant or agent of the Owner or Manager shall have any liability hereunder. In no event shall Manager be liable to Owner or any affiliate thereof for any lost profits, special, indirect, incidental, consequential or punitive damages even if advised of the possibility thereof.

9.10 Days. If any time period specified under this Agreement shall end on a weekend or federally recognized holiday, such time period shall be extended until the next business day.

9.11 Amendment; Waiver. No amendment or modification to this Agreement shall be effective unless in writing and signed by Owner and Manager. No waiver by any party of any obligation of the other party, or any breach or default by the other party in the performance by such party of its obligations hereunder, shall be binding or enforceable except to the extent set forth in a writing signed by the party sought to be charged thereby.

9.12 Counterparts. This Agreement may be executed in counterparts (including in electronic form, ".pdf" or ".tif"), each of which shall constitute an original, but all of which, when taken together, shall constitute but one instrument. Delivery of a counterpart to this Agreement by electronic means shall be effective as delivery of a manually executed counterpart thereof.

9.13 Further Assurances. Each party shall take all such actions, and execute all such documents, as the other party shall reasonably request to give effect to this Agreement.

9.14 Consent to Jurisdiction. Each party irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind whatsoever, whether in law or equity, or whether in contract or tort or otherwise, against any other party or any other person in any way relating to this Agreement or the transactions contemplated hereby, in any forum other than the county, state and federal courts of the State of Delaware, and any appellate court from any thereof, and each party irrevocably and unconditionally submits to the exclusive jurisdiction of such courts and agrees that any such action, litigation or proceeding may be brought in any such Delaware s court or, to the fullest extent permitted by Applicable Law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party hereto irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court referred to in this Section 9.14. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

9.15 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 9.15 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

9.16 Loan Documents.

(a) Loan Documents. From time to time, Owner may provide Manager with specific and reasonably detailed instructions of the requirements in the Loan Documents which are applicable to Manager's obligations under this Agreement (the "List") together with a copy of the Loan Documents referenced in such List. Upon receipt of the List and the copies of the Loan Documents referenced therein, Manager shall thereafter use commercially reasonably efforts to comply with, and cause each Property to comply with, the requirements set forth in the List. Owner shall reimburse Manager for all (x) out-of-pocket costs and expenses incurred by Manager (other than de minimis costs) in carrying out the obligations required under this Section 9.16(a) with respect to [such Loan Documents entered into by Owner within thirty (30) days of the Effective Date (the "2021 Loan"), and (y) all costs and expenses (other than de minimis costs) with respect to any amendments to the 2021 Loan or any replacement of or addition to the 2021 Loan with a new loan]; provided, however, that if any such costs or expenses are not provided for in the Approved Budget, Manager shall provide Owner with notice before incurring same (it being agreed that Manager shall have no liability for performing any such services for which Owner has not provided adequate funds). For purposes of this Agreement, "Loan Documents" shall mean any loan agreement, deposit account control agreement, mortgage, security agreement, or other agreement encumbering or affecting any Property or any personal property located at any Property, or any other loan or financing to which Owner or any affiliate thereof is a party and as to which Owner provides Manager with notice, together with copies of the documents governing such loan or financing. Manager will promptly furnish Owner with copies of all material notices Manager receives from any lender with respect to any Property or the Properties as a whole.

(b) Subordination. This Agreement shall be subject and subordinate to any loan evidenced by Loan Documents. Upon the request of Owner, Manager shall promptly execute, acknowledge and deliver to the holder of such financing or refinancing an

instrument in form and substance reasonably satisfactory to Owner, Manager and such holder confirming such subordination and containing such other provisions as Owner or such holder shall reasonably request. Without limiting the generality of the foregoing and notwithstanding anything herein to the contrary, it is understood and agreed that, in the event of a sale in or in lieu of foreclosure of any deed of trust, mortgage or other instrument to which this Agreement is subordinated pursuant to this Section, the purchaser or other transferee of the Properties shall have no obligation which it might otherwise have to pay or perform any of Owner's obligations hereunder and the Properties (other than for services rendered at the direction of such purchaser or transferee) shall not be subject to any lien or other encumbrance for such obligations which it might otherwise be subject to. Notwithstanding the foregoing, no agreement with any lender shall require Manager to assume any obligations, duties or liabilities with respect to Owner, or with respect to any purchaser of or lender or to reduce or eliminate Manager's right to any compensation under this Agreement (except as is expressly set forth in the prior sentence).

(c) Cooperation in Financing Transactions. In the event Owner seeks to enter into one or more credit agreements, loan agreements, master repurchase agreements, indentures, securitization transactions or other financing facilities (directly or indirectly), Manager shall, at Owner's expense, reasonably cooperate with such efforts.]

9.17 REIT Matters. So long as Owner, or any of Owner's direct or indirect members, investors, shareholders and/or partners (an "**Owner Upstream REIT**") is a real estate investment trust within the meaning of Code Section 856(a) ("**REIT**"), the following shall apply (unless otherwise expressly approved in writing by Owner in each instance):

(a) Manager shall use commercially reasonable efforts at all times conduct its duties hereunder so that if the Owner were treated as a REIT, the Owner and any Owner Upstream REIT would satisfy the "95% of gross income test" set forth in Code Section 856(c)(2), the "75% of gross income test" set forth in Code Section 856(c)(3) and each of the "asset tests" set forth in Code Section 856(c)(4).

(b) Manager shall use commercially reasonable efforts to refrain from taking any action that (i) would generate revenues that constitute "impermissible tenant service income" as defined in Code Section 856(d)(7), (ii) could adversely affect the status of Owner or any Owner Upstream REIT as a REIT, or (iii) could result in the imposition of any tax under Code Section 857 or Code Section 4981 on Owner or any Owner Upstream REIT.

[*Signature page follows.*]

IN WITNESS WHEREOF, this Exclusive Management Agreement is executed as of the date written above.

MANAGER:

PICKET PROPERTY MANAGEMENT, LLC
(D/B/A ElaraOne Property Management)

By: DocuSigned by: FA446495AC3F473...
Name: Henchman LeMaistre
Title: Authorized Signatory

OWNER:

FINTOR INC.

By: DocuSigned by: Farshad Yousufi 56F5AC5FED924DB...
Name: Farshad Yousefi
Title: CEO

EXHIBIT A

Subject Geographies

1. Nashville, TN
2. Atlanta, GA
3. Charlotte, NC
4. Winston-Salem, NC
5. Tampa, FL
6. Orlando, FL
7. Jacksonville, FL
8. Birmingham, AL
9. Huntsville, AL
10. Kansas City, MO/KS
11. San Antonio, TX

EXHIBIT B
MANAGER FEE SCHEDULE

1. Monthly Management Fee and Other Fees. Owner agrees to pay to Manager a fee (the "Monthly Management Fee") computed and payable monthly in arrears in an amount equal to 6% of Monthly Gross Collections.

2. New Lease Fee. In the event a new lease is entered into for a Property, Manager shall be entitled to a leasing fee (the "Leasing Fee") equal to 100% of one month rent for a new lease at a Property Manager shall collect the Leasing Fee upon delivery of a fully executed lease and the date on which all funds due prior to move-in under the applicable lease have been collected by Manager.

3. Lease Renewal Fee. In the event an existing lease for a Property is renewed, Manager shall be entitled to a lease renewal fee (the "Lease Renewal Fee") equal to: 40% of one month rent for a lease renewal at a Property.

   Manager shall collect the Lease Renewal Fee upon delivery of a fully executed lease renewal. Neither termination of this Agreement by either party, nor sale of the applicable Property, shall affect the obligation of Owner or its successors and assigns to pay any earned Leasing Fee and Lease Renewal Fee to Manager.

4. Construction Management Fee. Manager shall be entitled to a fee for Construction Management Services provided pursuant to Section 3.05 in the following amounts:

   10% of the cost of the construction or renovation project for a Property in a Subject Geography.

5. Maintenance Charges. With respect to any Maintenance Services that cost $1,000 or more, Manager shall be entitled to charge Owner a ten percent (10%) fee on the actual costs incurred by Manager for such Maintenance Services performed pursuant to this Agreement.

6. Additional Fee. Manager shall be entitled to one-hundred percent (100%) of all other fees paid by tenants, including late fees and NSF check fees and as provided in part A of Schedule I hereto ("Additional Fees"), but in each case after first deducting any out-of-pocket costs borne by Owner in connection with such fees. Manager is authorized to deduct and pay the Monthly Management Fee and the additional fees as an operating expense of the Properties. Items identified in Part B of Schedule I are payable to the Owner, included in Gross Monthly Collections and subject to the Monthly Management Fee.

7. Property Assessment and Setup Fee. With respect to any Property added to this Agreement after being managed by another property manager, Manager shall be entitled to a fee of $125 per Property, payable one time on the Property Onboarding Date for such Property.

SCHEDULE I

Part A. Charges Not Included in Rental Income or Gross Monthly Collections, but payable 50% to Manager and 50% to Owner:

- Application Fee
- Late Fee
- NSF Fee
- Partial Payment Fee
- Debit or Credit Card Transaction Fee
- Posting Fee
- HOA Non-Compliance Fee
- Lease Admin Fee
- Eviction Admin Fee
- Amendment Fee
- Trip Fee
- Pet Default Fee (excluding the Pet Fee amount)
- Utility Default Fee

Part B. Charges payable to Owner (included in Gross Monthly Collections and subject to the Monthly Management Fee):

- Holding Fee (if surrendered by applicant prior to leasing)
- Month-To-Month Fee
- Holdover Fee
- Lease Transfer Fee
- Early Termination Fee
- Pet Fee
- Pool Fee
- Renters Insurance Exemption Fee

EXHIBIT C

OWNER INSURANCE REQUIREMENTS

- All carriers shall be rated not less than "A- VII" by A.M. Best.
- Property: All Risk (special perils) not less than 100% of the replacement cost of the Properties, including, where determined by Owner to be prudent, coverage for earthquake, flood and windstorm.
- General Liability: $10 million that can be met with a combination of primary and excess liability policies. Policies shall name the Manager as an insured and be primary and noncontributory to any insurance carried by the Manager.

MANAGER INSURANCE REQUIREMENTS

(i) Comprehensive crime insurance including employee dishonesty covering Manager and all employees of Manager handling Owner's funds or other documents, with a per-claim limit of not less than Fifty Thousand Dollars ($50,000);

(ii) Worker's compensation and Employer's Liability insurance in compliance with all Applicable Law covering all employees of Manager, with a waiver of subrogation endorsement in favor of Owner;

(iii) Property management errors and omissions insurance with limits of not less than Two Million Dollars ($2,000,000) per occurrence and in aggregate and naming Owner as an additional insured;

(iv) Commercial General Liability Insurance, written on an Occurrence form including premises and operations coverage, products and completed operations, coverage for independent consultants, personal injury coverage and blanket contractual liability with the minimum limits:

Each Occurrence:	$1,000,000
General Aggregate:	$2,000,000
Personal & Advertising Injury:	$1,000,000
Products and Completed Operations Aggregate:	$2,000,000;

(v) $1 million in combined single limit of automobile liability insurance shall be maintained. Insurance shall include coverage for owned, leased, hired, and non-owned vehicles used in the course of employment;

(vi) Umbrella/Excess Liability Insurance (providing coverage in excess of the underlying Commercial General Liability and Automobile Liability coverages required above), with a Limit of Liability of $5,000,000 per occurrence and in the aggregate as of the Effective Date, as evidenced by the delivery to Owner of a copy of the certificate of insurance evidencing same;

(vii) Employment practices liability insurance with limits not less than $1,000,000 per incident and aggregate, covering wrongful acts associated with employment, including wrongful termination, discrimination, and sexual harassment, and a third party endorsement covering discrimination (including housing discrimination) to and sexual harassment of nonemployees. If this policy is claims-made it must include full prior acts coverage or a retroactive date of no later than the date of this Agreement, and Manager shall ensure that this coverage remains in place (via an extended reporting period, or otherwise) for at least three years after termination of the Agreement at Manager's expense as part of its overhead; and

(viii) Cyber/Privacy Liability policy with limits of not less than One Million Dollars ($1,000,000) per claim and in the general aggregate covering liabilities for financial loss resulting or arising from breaches of security. Such insurance shall be maintained at Manager's expense during the term of this Agreement.

EXHIBIT D
REPORTING

The following documentation will be furnished to the Owner within fifteen (15) days after the end of the calendar month in a format acceptable to Owner:

1. Transmittal letter which highlights key operational, leasing and financial matters including comments on the financial and physical condition of the Properties. Included in the letter should be a brief discussion of any income or expense line item with a negative variance for the month of greater than five percent (5%).
2. Balance sheet prepared on an accrual basis reflecting the operating results of the Properties.
3. Income and expense statements prepared on an accrual basis reflecting the operating results of the Properties. Statement should contain actual and budget current month and cumulative year-to-date figures along with a variance column.
4. Current rent roll for the Properties. Rent roll should include tenant name, property address, security deposits, prepaid rent, lease expiration, rent delinquencies (including an aging report and any write-offs of rents) and other information specified by Owner.
5. A status report on capital improvements and leasing status including an analysis of expenditures to date, costs to complete and expected completion date.
6. A calculation of the Management Fee.
7. A cash flow statement reconciling from net income to net cash flow on a monthly and year-to-date basis and a statement showing the calculation of the monthly transfer of funds to Owner pursuant to the Agreement.
8. A calculation of lease commissions paid during the month.
9. Monthly reports shall include such other information as reasonably requested by Owner or Owner's lender.
10. REIT Compliance. On or before the thirtieth (30th) day following the end of each calendar year, Manager shall provide Owner with the **[PWC Annual REIT Checklist and the PWC Property Service Questionnaire]** setting forth the information required by **Exhibit E** (as well as any additional information that may be requested by Owner).

All financial reports provided by Manager pursuant to this Exhibit D shall be subject to the following:

1. All such reports shall comply with the terms of this Agreement and shall be in such medium (e.g., computer disks, email attachments or hard copy) as Owner may require;
2. Manager will maintain, on a system and in a manner approved by Owner, current data on rent rolls and financial and operating information in order to enable Owner to maintain its financial systems and database;
3. All such reports shall be certified by Manager's chief financial officer or controller; and
4. In the event of any conflict between the reporting requirements set forth in the Agreement and those required by this Exhibit D, this Exhibit D shall control. Owner may, upon not less than sixty (60) days' notice to Manager, make changes in or additions to this Exhibit D.

EXHIBIT E

[PWC Annual REIT Checklist and the PWC Property Service Questionnaire, if applicable]